Exhibit 99.2

August 27, 2004

Dear [Employee Name]:

In the past several years, market downturn has had a significant impact on the price of stock for many companies, including Safeway. To respond to this stock price decline, Safeway presented the Stock Option Exchange program to its shareholders for approval. I am pleased to inform you that in May our shareholders approved our proposal for the Stock Option Exchange program.

As a result of this program’s approval, beginning on September 7, Safeway will be offering to exchange your eligible outstanding options (and SARs, if you are a Canadian employee) with an exercise price that is higher than US$35. Your options will be exchanged for a predetermined number of replacement options based on an exchange formula and rounded down to the nearest whole share. The number of replacement grant options you will receive will be calculated using the closing sales price of Safeway’s common stock as quoted on the New York Stock Exchange on August 30, 2004. This program is voluntary. To participate, you must submit your eligible options for cancellation. Replacement options will be granted to you on a date that is at least six months and one day from the cancellation date. To remain eligible to receive your replacement grant options, you must reside in either the U.S. or Canada and continue to be a Safeway employee on the date of replacement grant. This date will be referred to as the “replacement grant date.” Replacement options will have an exercise price equal to the closing sales price of Safeway’s common stock on the date of the grant as quoted on the New York Stock Exchange (or as modified as required under local tax laws for replacement options granted outside the United States). Vesting for the replacement grant will begin on the replacement grant date and will occur in equal increments over five years. The period during which you can exchange your eligible options, also referred to as the “tender offer period,” begins September 7, 2004 and is expected to end October 5, 2004 at 5:00 p.m. Pacific (California) time.

Additional information about the Safeway Stock Option Exchange program is provided in the enclosed documents. Please note that the tender offer will only be made through an offer to purchase and a related tender offer statement. The tender offer statement and exchange form will be mailed to all eligible employees on September 7, 2004. The materials also will be available free of charge at www.safewayexchange.com and the SEC’s web site at http://www.sec.gov on and after September 7. All eligible employees are advised to read these materials carefully when they become available, as they will contain important information to help you decide whether or not to participate in the Safeway Stock Option Exchange program.

Sincerely,

Jerry Warren Vice President, Compensation & Benefits

Enclosures

This communication is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell Safeway securities.

August 27, 2004

Safeway Stock Option Exchange Program

Employee’s Eligible Stock Option Information

Outlined below is a listing of your stock options (and SARs, if you are a Canadian employee) with a grant price higher than US$35 that will be eligible for the Safeway Stock Option Exchange program.

This information will also be included on the Safeway Stock Option Exchange form to be mailed to you on or about September 7, 2004 and the Safeway Stock Option Exchange web site that will become available on September 7, 2004.

The option information provided below is as of August 10, 2004. The vesting for the options below is as of October 6, 2004, the exchange option cancellation date.

Should you have any questions about the information below, you may contact the Safeway Stock Option Exchange hotline at (877) SWY – EXCH, (877) 799-3924. Please note that the hotline will become available on September 7, 2004.

Employee Name

Street Address

City, State Zipcode

Grant #	Grant Date	Shares Granted	Grant Price	Shares Vested	Outstanding/ Eligible Shares

This communication is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell Safeway securities. Please note that the tender will only be made through an offer to purchase and a related tender offer statement. The tender offer statement and exchange form will be mailed to all eligible employees on September 7, 2004. The materials also will be available free of charge at www.safewayexchange.com and the SEC’s web site at http://www.sec.gov on and after September 7. All eligible employees are advised to read these materials carefully when they become available, as they will contain important information to help you decide whether or not to participate in the Safeway Stock Option Exchange program.

Safeway Stock Option Exchange Communication Overview & Timeline

The following document is designed to provide an overview of the various tools and communication materials that will be available to assist you through the option exchange decision making process. Information on the Safeway Stock Option Exchange program will be provided to you in this package and two follow up mailings as well as on the Safeway Stock Option Exchange web site. Materials included in this package along with follow up mailings are outlined below. Further information about the Safeway Stock Option Exchange web site will be mailed to you the weeks of August 30 and September 6, 2004. Additionally, a Safeway Stock Option Exchange hotline will become available on September 7, 2004 to answer your questions regarding your eligible options and any information you have been provided with regarding this program. The period during which you can exchange your eligible options, also referred to as the “tender offer period,” will begin September 7, 2004 and is expected to end October 5, 2004 at 5:00 p.m. Pacific (California) time.

Outlined below are the contents of the mailings that will be sent to you over the next few weeks.

This Mailing

Information Title	Intent
Employee Stock Option Exchange letter	To announce the upcoming Safeway Stock Option Exchange program for employees with eligible options (and SARs, if you are a Canadian employee).

Safeway Stock Option Exchange Communication Overview & Timeline (this document)	To provide an overview of all communication materials that will be available to employees with regards to the Safeway Stock Option Exchange program. Also includes a timeline for the program.

Eligible Stock Option Information	To provide you with information on your options that will be eligible for exchange.

Mailing week of August 30th

Safeway Stock Option Exchange web site letter	To provide your user ID and password for the Safeway Stock Option Exchange web site. This will be mailed to your home address. Please note this web site will be available beginning September 7, 2004.

Mailing on or about September 7

Offer to Exchange Certain Outstanding Options	This document, as filed with Securities and Exchange Commission (SEC), will provide complete details of the program.

Frequently Asked Questions (included with Offer to Exchange Certain Outstanding Options)	To provide information on the Safeway Stock Option Exchange program in a question and answer format. Specifically, this will include the stock exchange Black-Scholes formula assumptions used to determine the exchange rate for your options along with an example.

Safeway Stock Option Exchange form	To provide you a hard copy medium to submit your eligible stock options for exchange if you are unable to make your elections online.

Additional communication channels available to you

Other Communications	Intent

Safeway Stock Option Exchange web site www.safewayexchange.com. Available beginning September 7, 2004.	To provide you with communication materials online, including the tender offer statement and an electronic stock exchange submission form.

Safeway Stock Option Exchange hotline (877) SWY – EXCH, (877) 799 – 3924	To allow you to speak to a person with any questions regarding the Safeway Stock Option Exchange program including questions about your user ID and password for the web site. Please note the hotline will be available beginning on September 7, 2004.

Safeway Confidential	Page 1

Safeway Stock Option Exchange Timeline

Please note that the tender offer will only be made through an offer to purchase and a related tender offer statement. The tender offer statement and exchange form will be mailed to all eligible employees on or after September 7, 2004. The materials also will be available free of charge at www.safewayexchange.com and the SEC’s web site at http://www.sec.gov on and after September 7. All eligible employees are advised to read these materials carefully when they become available, as they will contain important information to help you decide whether or not to participate in the Safeway Stock Option Exchange program.

Date	Activity
Week of August 23rd	Employees with eligible stock options (and SARs, if you are a Canadian employee) are mailed the Safeway Stock Option Exchange program announcement, program communication material overview and timeline, and eligible option information.

Week of August 30th	Employees with eligible stock options are mailed their Safeway Stock Option Exchange web site user ID and password.

September 7, 2004	Tender offer period begins.

Safeway Stock Option Exchange form, Tender Offering Document including FAQs mailed to eligible employees and available on Safeway Stock Option Exchange web site.

Safeway Stock Option Exchange web site becomes available.

Safeway Stock Option Exchange hotline becomes available.

September 7 through October 5, 5:00 pm Pacific (California) Time	Employees with eligible options submit or tender their eligible options for cancellation.

September 8 through October 5	Confirmation statements will be mailed to all employees who mail in their Safeway Stock Exchange form to Stock Administration. Employees submitting their options for exchange electronically must obtain their confirmation statement through the web site.

October 5, 2004, 5:00 pm Pacific (California) Time	Deadline to submit eligible options for exchange.

October 6, 2004	All eligible options submitted for exchange are cancelled.

October 7 through 15th	Final confirmation statements of non-participation and elections mailed to all employees with eligible options.

Replacement Date, TBD, at least six months and 1 day after cancellation date	At least six months and one day from October 7, 2004. This date will be announced once it is determined and replacement grants will be issued and mailed to eligible employees’ home addresses.

Safeway Confidential	Page 2